EXHIBIT 1

SAMARNAN
INVESTMENT CORPORATION
ANNUAL REPORT TO THE
SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2005
SAMARNAN investment corporation
P.O. Box 651/Cleburne, Texas 76033-0651

SAMARNAN investment corporation
P.O. Box 651 / Cleburne, Texas 76033-0651/ Tel: 817.645-2108
Fax: 817.641-7884 / Email: samarnan@aol.com
BOARD OF DIRECTORS
Nancy Walls Devaney
Joe Monteleone
Martha Walls Murdoch
Steve Sikes
Roland Walden
Sam Walls
Tommy Yater
OFFICERS
Sam Walls, President and CEO
Nancy Devaney, Vice President
Jerry Wheatley, Secretary/Treasurer
CUSTODIAN
Westwood Trust
300 Crescent Court, Suite 1300
Dallas, Texas 75201
LEGAL COUNSEL
Richard S. Whitesell, Jr.
4501 Lorraine Avenue
Dallas, Texas 75205
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CF & Co., L.L.P..
14175 Proton Road
Dallas, Texas 75244
INVESTMENT ADVISORS
Voyageur Asset Management Inc.
Suite 2300
100 South Fifth Street,
Minneapolis, Minnesota 55402
Westwood Management Corp.
200 Crescent Court, Suite 1200
Dallas, Texas 75201
REGISTRAR AND TRANSFER AGENT AND DIVIDEND DISBURSING AGENT
Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, TX 75034
Telephone: 469.633-0101
Fax: 469.633-0088
http://www.stctransfer.com
Registered shareholders (shares held in your name) with questions regarding your account such as change of name or address or lost certificates should contact our transfer agent as shown at the right.
Beneficial shareholders (shares held by your stock broker or financial institution) should contact your account representative with all questions about your investment holdings.
SAMARNAN INVESTMENT CORPORATION is registered under the Investment Company Act of 1940 as a diversified, closed-end investment management company.

SAMARNAN INVESTMENT CORPORATION
Annual Report to Shareholders for the year ended December 31, 2005
President’s Letter to Shareholders
     This annual report for Samarnan Investment Corporation for the year ended December 31, 2005, contains important information about your investment. All shareholders are encouraged to review this report and the information to be found in the proxy materials for the shareholder’s annual meeting which will be mailed at the end of March.
     For fiscal 2005, your Company realized net investment income of $0.468 per share. During the year, we paid regular quarterly dividends of $0.460 per share. Of this amount, $0.359 represented the pass through of tax-exempt interest income with pass through taxable dividend income of $0.101 per share.
     On December 30, 2005, the Company paid a dividend of $0.369 per share and the Board has declared a dividend of $0.040 per share payable on March 24, 2006 to shareholders of record at the close of business on March 17, 2006. Both of these dividends represent long-term capital gains income realized by the Company in 2005.
     The Net Asset Value of your Company’s shares increased 4.3% to a record $17.73 per share compared to $17.00 per share at the end of fiscal 2004. Operating expenses, such as those for legal, professional and audit services continue to be higher than we like, but at one percent of average net assets, total expenses are in line with other and larger registered investment companies. The largest expense, almost half of all expenses, investment advisory fees, increased during fiscal 2005 by 7.50% over 2004, primarily due to the increased market value of the Company’s equity investments which is the foremost objective of the Equity Portfolio.
     The Company’s investment policy continues to be to maintain an amount greater than 50% of the market value of all investments in the Debt Portfolio, tax-exempt municipal bonds, with the balance (less than 50%) fully invested in equity securities (stocks), with minimum cash balances. The pie chart below shows the apportionment of the entire investment portfolio at December 31, 2005.
     The Discussions of Portfolio Performance found on the following pages are provided by the investment advisors to Samarnan, Voyaguer Asset Management Inc. and Westwood Management Corp. The information contained therein relates only to the performance of the Company’s portfolios during fiscal 2005 and does not, nor is it intended to, project any future performance of the Company’s Portfolio.
     Thank you for your continued confidence in Samarnan.
Sam Walls
President
February 27, 2005
Samarnan Asset Allocation as of December 31, 2005

Debt Portfolio	53%
Equity Portfolio	44%
Cash	3%

SAMARNAN INVESTMENT CORPORATION
Annual Report to Shareholders for the year ended December 31, 2004
Equity Portfolio
Sector Allocation
as of 12/31/2005
Debt Portfolio
Sector Allocation
as of 12/31/2005

Discussion of Equity Portfolio Performance
Randall L. Root, Senior Vice President
Westwood Management Corporation
     The Samarnan Equity Portfolio, with the primary objective of capital appreciation realized a 13.4% increase in market value in fiscal 2005 compared to fiscal 2004, while receiving only a modest 2.3% return in dividend income during the year ended December 31, 2005.
     In keeping with the Company’s primary objective the Equity Portfolio consists of a diversified portfolio of equity securities, primarily common stocks of domestic companies. Individual securities of issuers are held to provide exposure to mid and large capitalization companies. Investments are diversified across all industry sectors with a limited amount of investments in Real Estate Investment Trusts (“REITs”), preferred stocks and convertibles, which are utilized for the secondary objective of providing current income.
     Within the portfolio, MidCap stocks were the best performers, followed by LargeCap stocks and REITs. Over the course of the year, the portfolio’s exposure to income-oriented securities were increased while exposure in the materials & processing, consumer staples and technology sectors was reduced.
     The Equity Portfolio had a total return of 14.7% for the fiscal year ended December 31, 2005, outperforming its equity benchmark’s return of 7.1%, the Russell 1000 Equal-Weighted Index.
Discussion of Debt Portfolio Performance
Steven P. Eldredge, Managing Director and Senior Fixed Income Portfolio Manager
Voyaguer Asset Management Inc.
     Samarnan’s Debt Portfolio, which consists entirely of tax-exempt bonds and a minimal amount of cash, significantly outperformed its benchmark, the Lehman Brothers 1-10 Year Blended Municipal Index in 2005. The Debt Portfolio’s gross of fees return was 3.49% compared to the Index return of 1.67%. The portfolio outperformed the Index in each of the four quarterly periods of 2005.
     The current characteristics of the Debt Portfolio served it well during the rising interest rate environment that existed during 2005. The Debt Portfolio holdings were positioned in a “barbell” structure that avoided the worst part of price depreciation along the yield curve. Many of the portfolio holdings traded to either short call features or were long-term maturities. Both of these areas of the yield curve performed well compared to the portfolio’s benchmark. Maturities of the Index in the 1-10 year range took the brunt of price depreciation when the Federal Reserve continued to raise interest rates during 2005.
     Also contributing to the portfolio’s positive return compared to its benchmark was its decision to utilize a few lower credit quality holdings (specifically “BBB-rated or its equivalent). A strong economy and hence strong balance sheets for these issuers caused spreads to narrow and prices to increase faster than issues contained in the Index. These holdings represent less than 21% of the Debt Portfolio and are broadly diversified, thereby mitigating the portfolio’s credit risk exposure.
     We continue to have a neutral outlook for the fixed income market in 2006 despite higher yields. From a fixed income perspective, we have a preference for shorter maturity securities with an eye on credit quality of all portfolio holdings.

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Samarnan Investment Corporation
We have audited the accompanying statement of assets and liabilities of Samarnan Investment Corporation, including the schedule of investments in securities, as of December 31, 2005, and the related statement of operations for the year then ended and statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Samarnan Investment Corporation as of December 31, 2005, the results of its operations for the year then ended, the changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.
As described in Note 6 to the financial statements, the Company changed its method of accounting for amortization of bond premiums from straight-line method to a method that is substantially equivalent to the effective interest method, effective January 1, 2005.

CF & Co., L.L.P.
Dallas, Texas
February 25, 2006
14175 Proton Road • Dallas, Texas 75244-3604 • Phone: 972-387-4300 • 800-834-8586 • Fax 972-960-2810 • www.cfllp.com
MEMBERS: AICPA • CENTER FOR PUBLIC COMPANY AUDIT FIRMS OF THE AICPA, TSCPA, EBPAQC
CPAMERICA INTERNATIONAL AN AFFILIATE OF HORWATH INTERNATIONAL, REGISTERED WITH THE PCAOB

SAMARNAN INVESTMENT CORPORATION
Statement of Assets and Liabilities
December 31, 2005

Assets:
Investments in securities at fair value (identified cost $17,128,924)	$20,112,969
Cash	618,890
Accrued dividends receivable	10,336
Accrued interest receivable	154,237

Total assets	20,896,432

Liabilities:
Advisory fees payable	26,378
Accrued estimated Federal income taxes payable	5,588
Other accounts payable	4,339

Total liabilities	36,305

Net Assets	$20,860,127

Analysis of net assets:
Capital shares — authorized 2,000,000 shares of $1 par value; outstanding 1,201,768 shares	$1,201,768
Net realized gains of $1,646,685 less accumulated distributions of $1,597,680 and estimated Federal income taxes of $5,588	43,417
Unrealized appreciation of investments	2,984,045
Undistributed net investment income	824,588
Retained earnings at April 29, 1978, commencement of operations as an investment company	15,806,309

Net assets (equivalent to $17.73 per share based on 1,201,768 shares of capital stock outstanding)	$20,860,127

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2005

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks — 38.38%
Materials and Processing — 1.31%
Phelps Dodge Corp.	1,900	$273,353
Aerospace — 4.10%
Boeing Company	3,200	224,768
Cummins, Inc.	2,400	215,352
Rockwell Collins, Inc.	4,300	199,821
United Technologies, Corp.	3,800	212,458
Consumer Discretionary — 4.18%
Federated Dept Stores Inc.	3,100	205,623
Polo Ralph Lauren Corp CI A	4,700	263,858
Regal Entertainment Group	10,400	197,808
Starwood Hotels & Resorts Worldwide	3,200	204,352
Consumer Staples — 1 .67%
Colgate-Palmolive Co.	2,800	153,580
Dean Foods Co. (1)	5,200	195,832
Health Care — 1.93%
Triad Hospitals Inc. (1)	4,700	184,381
Sybron Dental Specialties (1)	5,500	218,955
Other Energy — 5.25%
Apache Corporation	2,806	192,267
Arch Coal	2,600	206,700
Baker Hughes	3,600	218,808
Consol Energy	3,700	241,166
Pioneer Natural Resources	4,600	235,842
Integrated Oils — .81%
Exxon Mobil Corp	3,000	168,510
Financial Services — 7.30%
American Express	3,500	180,110
Ameriprise Financial	700	28,700
Citigroup, Inc.	4,299	208,630
Eaton Vance Corp. Non Vtg.	7,800	213,408
JP Morgan Chase & Co.	5,388	213,850
Legg Mason	2,250	269,303
Prudential Financial, Inc.	3,100	226,889
Zions Bancorporation	2,400	181,344
Technology — 5.36%
Anteon International Corp. (1)	5,000	271,750
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2005

	Principal
	Amount or	Fair
	Shares	Value
Common Stocks — 38.38%, continued
Technology — 5.37%, continued
Harris Corp	5,900	253,759
IBM	2,300	189,060
Microsoft Corp.	6,000	156,900
Motorola, Inc.	11,000	248,490
Utilities — 2.88%
Alltel	3,000	189,300
Aqua America	8,933	243,871
Oneok Inc	6,300	167,769
Auto & Transportation — 2.01%
Burlington Northern Santa Fe	3,900	276,198
Yellow Roadway Corp (1)	3,200	142,752
Multi-Sector Companies — 1 .60%
Eaton Corp	2,100	140,889
General Electric Co	5,500	192,775

Total Common Stocks (cost $5,492,748)		8,009,181

Real Estate Investment Trusts — 2.37%
Residential — .48%
Archstone Smith Trust	1,200	50,268
Equity Residential Property Sh Ben Int	1,300	50,856
Retail — .50%
Simon Property Group Inc.	700	53,641
Kimco Realty Corp.	1,600	51,328
Speciality — .25%
Rayonier Inc.	1,289	51,347
Healthcare — .20%
Health Care Property Investors, Inc.	1,600	40,896
Industrial/Office — .70%
Boston Properties Inc.	700	51,891
Equity Office Properties Trucom	1,400	42,462
Prologis TR Sh Ben Int	1,100	51,392
Diversified — .24%
Vornado Realty TR Sh Ben Int	600	50,082

Total Real Estate Investment Trusts (cost $241,297)		494,163

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2005

	Principal
	Amount or	Fair
	Shares	Value
Preferred Stock — 1.78%
Financial Services
Lehman Bros. Holdings Pfd. 1/100 SER G	7,700	195,580
Utilities
Viacom Inc. Sr Rtl 7.25%	7,000	176,050

Total Preferred Stock (cost $378,459)		371,630

Convertible Preferred Stock — .88%
Healthcare
Baxter International Inc. Corp Units 7%	3,400	182,750

Total Convertible Preferred Stock (cost $187,390)		182,750

Municipal Bonds — 52.98%
ALABAMA — 2.46%
Alabama Priv CLG & Univ. Tuskegee
5.500% due 09/01/07	500,000	512,595
ARKANSAS —.31%
Springdale Ark Sales & Use Tax
4.000% due 7/1/16	65,000	65,173
CALIFORNIA — 1.57%
Long Beach Calif
5.000% due 5/1/28	300,000	327,819
COLORADO — 3.69%
Colorado Ed. & Cultural
6.875% due 12/15/20	250,000	270,377
Colorado Ed. & Cultural
5.250% due 04/01/11	100,000	102,345
Colorado Ed. & Cultural
5.750% due 06/01/16	100,000	110,627
High Plains Met Dist.
4.375% due 12/01/15	290,000	286,207
FLORIDA — 5.77%
North Miami Health Fac. Rev. Catholic
5.300% due 08/15/06	200,000	202,514
North Miami Health Fac. Rev. Catholic
5.400% due 08/15/07	375,000	387,319
Volusia City Health Fac.
6.000% due 06/01/12	600,000	615,012
GEORGIA — 2.08%
Fairburn Combined Utilities GA
5.375% due 10/01/13	250,000	261,755
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2005

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 52.98%, continued
Summerville, GA Pub
5.000% due 01/01/11	75,000	77,855
Valdosta & Lowndnes Cty Hosp.
5.500% due 10/01/14	85,000	94,335
ILLINOIS — 6.28%
Gilberts, IL Spl Svc.
4.250% due 03/01/12	55,000	56,535
Illinois Dev Fin Auth
5.700% due 07/01/12	190,000	196,017
Illinois Health Fac. Auth.
6.000% due 02/15/11	500,000	521,590
Maywood, IL
5.500% due 01/01/16	250,000	272,825
Oak Lawn, IL
5.000% due 12/01/23	250,000	264,290
INDIANA — 0.74%
Indiana St. Edl Facs
5.400% due 10/01/13	150,000	154,060
LOUISIANA — 3.37%
Louisiana Housing
6.000% due 09/01/15	670,000	703,822
MINNESOTA — 6.95%
Goodhue Cnty MN EDA Lease
5.600% due 02/01/10	285,000	285,473
Marshall MN Med.
5.450% due 11/01/18	250,000	258,185
Minnesota St.
5.000% due 09/15/18	180,000	184,385
Minnesota St. Higher
5.250% due 10/1/19	100,000	107,911
University Minn
5.750% due 7/1/18	400,000	467,424
Woodbury Minn Partn
4.600% due 2/1/26	150,000	147,681
MISSOURI — 3. 26%
Clay Cnty Mo Reorg Sch Dist
5.000% due 3/1/15	300,000	327,471
Missouri Health and Ed Fac
5.550% due 02/01/09	200,000	207,436
Missouri St. Environmental Impt
5.000% due 1/1/11	135,000	144,409
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Schedule of Investments in Securities
December 31, 2005

	Principal
	Amount or	Fair
	Shares	Value
Municipal Bonds — 52.98%, continued
MONTANA — 1.46%
Montana St. Dept. Transn Rev
5.000% due 6/1/20	285,000	304,611
NORTH DAKOTA — 1.67%
North Dakota St. Bldg. Auth.
5.250% due 12/01/13	330,000	349,005
PENNSYLVANIA — 3.75%
Latrobe IDA St. Vincent
5.375% due 05/01/13	250,000	264,857
Montgomery County PA IDA
5.625% due 11/15/12	500,000	517,315
SOUTH DAKOTA — 0.82%
South Dakota St. Health
4.500% due 04/01/12	175,000	171,875
TEXAS — 2. 17%
Austin, Tex Pub/Impt
4.750% due 9/1/20	100,000	103,042
Bexar Cnty, TX Hsg. Fin. Corp.
5.625% due 12/01/11	210,000	216,413
Northside Tex Indpt Sch Dist
5.000% due 2/15/18	125,000	132,957
WASHINGTON — 2.35%
Kent Wash Loc Impt Dist
4.650% due 12/12/19	300,000	292,398
Marysville Wash Wtr & Swr Rev
4.400% due 4/1/25	200,000	198,710
WISCONSIN — 4.27%
Douglas Cnty Wisconsin
5.000% due 2/1/17	250,000	271,103
Wisconsin Health & Ed. Sinai
5.500% due 08/15/08	600,000	619,512

Total Municipal Bonds (cost $10,829,031)		11,055,245

Total (cost $17,128,924)		$20,112,969

NOTE: Percentages indicated are based on net assets of $20,860,127 at December 31, 2005.
     (1)Indicates non-income producing security.
See accompanying notes to financial statements.

SAMARNAN INVESTMENTS CORPORATION
Statement of Operations
For the Year Ended December 31, 2005

Investment income:
Dividends	$197,486
Interest
Total income	573,110

770,596

Expenses:
Investment advisory fee	100,299
Legal and professional fees	47,012
Audit fees	20,000
Directors fees	7,800
Custodian expense	12,000
Administrative fees	15,801
Office and printing supplies	2,752
Franchise tax	1,482
Insurance	461

Total expenses	207,607

Net investment income	562,989

Realized and unrealized gain (loss) on investments:
Realized gain from securities transactions:
Proceeds from sales	4,449,335
Cost of securities sold, net of amortization of bond premiums	3,776,141

Net realized gain	673,194

Less: Federal income taxes	(5,588)

Net realized gain after Federal income taxes	667,606

Unrealized appreciation (depreciation) of investments:
Beginning of period	2,785,653
End of period	2,984,045

Increase in unrealized appreciation on investments	198,392

Net realized and unrealized gain on investments	865,998

Increase in net assets from operations	$1,428,987

Total expenses as a percentage of total investment income	26.94%

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Statement of Changes in Net Assets
For the Years Ended December 31, 2005 and 2004

	2005	2004
Increase (decrease) in net assets from operations:
Net investment income	$562,989	$585,917
Net realized gain (loss) from investment transactions	667,606	581,137
Increase (decrease) in unrealized appreciation of investments	198,392	588,966

Net increase (decrease) in net assets from operations	1,428,987	1,756,020

Dividends and distributions to shareholders:
Net investment income	(552,815)	(588,864)
Capital gains	(443,609)	—

Decrease in net assets from dividends and distributions to shareholders	(996,424)	(588,864)

Increase (decrease) in net assets	432,563	1,167,156

Net assets:
Beginning of year	20,427,564	19,260,408

End of year (including undistributed investment income of $824,588 and $814,415, respectively)	$20,860,127	$20,427,564

See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Financial Highlights
For Each of the Years in the Five-Year Period Ended
December 31,2005

	2005	2004	2003	2002	2001
Per share data

Investment income	$0.64	$0.65	$0.67	$0.60	$0.62
Expenses	(0.17)	(0.16)	(0.14)	(0.12)	(0.14)

Net investment income	0.47	0.49	0.53	0.48	0.48

Net realized and unrealized gains (losses) on investments	0.72	0.97	1.47	(0.15)	(0.68)
Dividends from net investment income	(0.46)	(0.49)	(0.50)	(0.47)	(0.49)
Distributions from net realized long-term gains on securities	—	—	—	—	—

Net increase (decrease) in net asset value	0.73	0.97	1.50	(0.14)	(0.69)
Net asset value:
Beginning of period	17.00	16.03	14.53	14.67	15.36

End of period	$17.73	$17.00	$16.03	$14.53	$14.67

Total return	7.00%	9.12%	13.74%	2.25%	(1.32)%

Ratios

Net assets, end of period (000)	$20,860	$20,428	$19,260	$17,462	$17,630

Expenses to average net assets	1.00%	0.99%	0.95%	0.83%	0.93%
Investment income from operations to average net assets	3.72%	4.00%	4.46%	4.08%	4.22%
Portfolio turnover	31.42%	36.28%	25.70%	32.00%	47.00%

Average shares outstanding	1,201,768	1,201,768	1,201,768	1,201,768	1,201,768

The effects of the change in accounting principle described in Note 6 are as follows:

	Ratio prior		Ratio after
Description	to change	Change	change
Investment income from operations to average net assets	3.69%	0.03%	3.72%
See accompanying notes to financial statements.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(1)	Summary of Significant Accounting Policies
The Company is registered under the Investment Company Act of 1940 as a diversified, closed-end, management investment company. The Company seeks tax free income and preservation of capital through a diversified portfolio of bonds and equity securities. The significant accounting policies followed by the Company are summarized as follows:
(a)	Securities
Investments in securities are carried at fair value. Securities transactions are accounted for on the trade date. The cost of securities sold is based on identifying specific issues delivered against each sale. Dividend income is recognized on the ex-dividend date, and interest income is recognized on an accrual basis.
Fixed-income securities are valued at prices obtained from a pricing service, when such prices are available; however, in circumstances where the investment adviser deems it appropriate to do so, such securities will be valued at the mean quoted bid and asked prices or at prices for securities of comparable maturity, quality and type.
Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Restricted securities and other securities for which quotations are not readily available are valued at fair value as determined by the board of directors.
(b)	Dividends and Distributions
Dividends and distributions to shareholders are recorded on the ex-dividend date.
(c)	Bond Premiums and Discounts
Bond premiums and discounts are amortized to the date of maturity using a method that is substantially equivalent to the effective interest method.
(d)	Accounting Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(2)	Investment Advisory Contracts
The Company has contracted with Voyageur Asset Management Inc., a wholly-owned subsidiary of RBC Dain Rauscher Corporation, which in turn is a wholly owned subsidiary of the Royal Bank of Canada, to provide investment advisory services. Under this contract, the Company is furnished investment, clerical and statistical services regarding its investments in debt securities. The fee for these investment advisory services is based on 0.27% of the value of the assets in the debt portfolio and is paid on a quarterly basis in arrears.
The Company has also contracted with Westwood Management Corporation to provide investment advisory services. Under this contract, the Company is furnished investment, supervisory and clerical services regarding its investment in equity securities. The fee for these investment advisory services is based on 0.75% of the value of the assets in the equity portfolio and is paid on a quarterly basis in arrears.
(3)	Income Tax Matters
The Company’s policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute substantially all its taxable income to its shareholders. The Company has accrued a Federal income tax of $5,588 on undistributed capital gains of $15,967.
(4)	Securities Transactions
In 2005, cost of purchases and proceeds from sales or maturities of securities, other than short-term securities, amounted to $3,776,141 and $4,449,335, respectively.
The basis of securities for financial statement purposes at December 31, 2005 was $43,927 greater than the basis for Federal income tax purposes. The aggregate unrealized appreciation and depreciation for all securities as of December 31, 2005 were $3,018,441 and $34,396, respectively.
(5)	Dividends and Distributions to Shareholders
On January 24, 2006, a distribution of $.15 per share was declared. The dividend was paid on February 15, 2006, to shareholders of record on February 3, 2006. On February 25, 2006, a capital gains distribution of $.04 per share was declared. The dividend will be paid on March 24, 2006, to shareholders of record on March 17, 2006.

SAMARNAN INVESTMENT CORPORATION
Notes to Financial Statements
(5)	Dividends and Distributions to Shareholders, continued
       The character of distributions paid during 2005 and 2004 was as follows:

	2005	2004
Distributions paid from:
Ordinary income	$552,815	$588,864
Long-term capital gain	443,609	—

	$996,424	$588,864

(6)	Change of Accounting Principle
The Company adopted an amortization method that is substantially equivalent to the effective interest method for bond premiums effective January 1, 2005. This change in accounting principle is being reported in accordance with the American Institute of Certified Public Accountants’ Audit and Accounting Guide-Investment Companies (“the Guide”) as follows:

	Amortized	Undistributed Net	Net
	Cost of Bonds	Investment Income	Unrealized Gains
Balance January 1, 2005 before application of change in accounting principle	$9,974,912	$763,298	$2,836,770

Cumulative effect of change in accounting principle	51,117	51,117	(51,117)

Balance January 1, 2005, as restated
	$10,026,029	$814,415	$2,785,653

Implementation of the change resulted in an increase to net unrealized gains of $7,190, an increase to interest income of $7,658, and a decrease to realized gains of $14,848 during 2005 compared to amounts that would have been reported following the previous principle. The effect of the change on the per share data and the ratio of net investment income to average net assets is disclosed in the financial highlights.

SAMARNAN INVESTMENT CORPORATION
Annual Report to Shareholders for the year ended December 31,2005
Supplemental Information
Directors and Officers Compensation
     During the six months ended December 31, 2005, the Company paid to its directors as regular compensation $3,900 ($300 per meeting attended) and $6,500 to the firm of Wheatley, Fowler & Lee, P.C. of which Jerry Wheatley the Secretary and Treasurer of the Company is a shareholder, for that firm’s accounting services. No other fees or compensation were paid by the Company to any director or officer of the Company or their affiliates during such six month period.
Purchase and Sales of Investment Securities
     The Company’s purchases of investment securities for its portfolio, other than short-term investments, during the six months ended December 31, 2005, totaled $1,459,279, and sales of its securities, excluding short-term investments, during such period totaled $1,726,097.
Annual Meeting of Shareholders
     The Annual Meeting of the Company’s Shareholders will be held April 25, 2006, at 11:00 AM, in the Verona Room of the Holiday Inn Fort Worth South Conference Center, 100 Alta Mesa East Boulevard (Alta Mesa at Interstate Highway 35W South), Fort Worth, Texas.
Shareholders Reports
     Copies of the Company’s Annual Report to Shareholders and its Mid-Year Report to Shareholders may be obtained upon written request to the Company’s Secretary addressed to Jerry Wheatley, P.O. Box 134, Cleburne, Texas 76033-0134.

SAMARNAN INVESTMENT CORPORATION
P.O. Box 651/ Cleburne, TX 76033-0651/Tel: Sam Walls, Pres. 817-645-2108
SHAREHOLDER CHANGE OF ADDRESS
     To change the mailing address for receipt of quarterly Dividend Checks and annual IRS Form 1099, the Annual and Mid-Year Financial Reports to shareholders, the Notice and Proxy Materials for the Annual Meeting of Shareholders, and other communications, registered shareholders (shares held in your name*), may complete the information shown below. For multiple accounts, this page may be copied.
REGISTERED NAME -as it appears on the mailing label or dividend check

CURRENT ADDRESS: (attach mailing label if available)

	state	zip

NEW ADDRESS:

	state	zip

Mail To:	Samarnan Investment Corporation
c/o Securities Transfer Corporation
2591 Dallas Parkway, Suite 102
Frisco, TX 75034
Or Fax To:	(469) 633-0088
* Name change information
Shareholders desiring to change the registered name on their stock certificates and for future dividend checks and other mailings should contact Securities Transfer Corporation at the address above for information or by e-mail to info@stctransfer.com. Many of the forms and instructions required are available on the Securities Transfer Corporation website, www.stctransfer.com.
* Beneficial Shareholders (Shares held in the name of a brokerage firm or financial institution) should contact your account representative with all questions about your investment holdings.
[Please retain this page for future use as needed]